                            GOLF ONE INDUSTRIES, INC.

                              EMPLOYMENT AGREEMENT



         This Employment Agreement (this "Agreement") is made and entered into as of May 31, 1998 by and between Golf One Industries, Inc., a Delaware corporation (the "Company"), and Joseph J. White ("Employee").

1. Engagement and Responsibilities

         (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee as an officer of the Company. Employee hereby accepts such employment. Employee shall have the title of Chief Executive Officer.

         (b) Employee's duties and responsibilities shall be those incident to the position described in Section 1(a) as set forth in the Bylaws of the Company and those which are normally and customarily vested in such office(s) of a corporation. In addition, Employee's duties shall include those duties and services for the Company and its affiliates as the Board shall, in its sole and absolute discretion, from time to time reasonably direct which are not inconsistent with Employee's position described in Section 1(a).

         (c) Employee agrees to devote all of Employee's business time, energy and efforts to the business of the Company and will use Employee's best efforts and abilities faithfully and diligently to promote the Company's business interests. For so long as Employee is employed by the Company, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted.

2. Definitions

         "Board" shall mean the Board of Directors of the Company.

         "Change of Control" of the Company shall be deemed to have occurred if, following the IPO, (i) a Person or group of Persons (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) acquires more than 50% of the outstanding voting securities of the Company, or (ii) the Company sells all or substantially all of its assets.

         "Company Group" shall mean the Company and each Person which the Company directly or indirectly Controls.

         "Control" shall mean, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person, or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

         "Disability," with respect to Employee, shall mean that, for physical or mental reasons, Employee is unable to perform the essential functions of Employee's duties under this Agreement for 30 consecutive days, or 60 days during any one six month period. Employee agrees to submit to a reasonable number of examinations by a medical doctor advising the Company as to whether Employee shall have suffered a disability and Employee hereby authorizes the disclosure and release to the Company and its agents and representatives all supporting medical records. If Employee is not legally competent, Employee's legal guardian or duly authorized attorney-in-fact will act in Employee's stead for the purposes of submitting Employee to the examinations, and providing the authorization of disclosure.

         "Effective Date" shall have the meaning set forth in Section 10 of this Agreement.

         "Employee Handbook" shall mean the Company's Employee Handbook, as from time to time in effect.

         "For Cause" shall mean, in the context of a basis for termination of Employee's employment with the Company, that:

         (a) Employee breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(c), 6 or 7 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

         (b) Employee is grossly negligent in the performance of services to the Company Group, or commits any act of personal dishonesty, fraud, embezzlement, breach of fiduciary duty or trust against the Company Group; or

         (c) Employee is indicted for, or convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

         (d) Employee commits any act of personal conduct that, in the reasonable opinion of the Board, gives rise to any member of the Company Group of a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

         (e) Employee commits continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and Employee's position as a senior or executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; or

         (f) Employee continues to neglect his duties after receipt of notice thereof from the Company (and the Company need give such notice only once).

         "IPO" shall mean the Company's initial public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended.

         "Person" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

         "Relocation Expenses" shall mean: (i) reasonable costs of air travel (coach class) and other expenses in relocating Employee's family to a residence within 100 miles of the Company's principal offices in Santa Maria, California;
(ii) reasonable expenses of moving Employee's household goods and possessions in relocating from South Carolina to California, based upon three competitive estimates from nationally recognized moving companies submitted to the Company for review and approval by the Company prior to incurring such expenses; and
(iii) reasonable closing costs, real estate transfer taxes and real estate brokerage commission (not to exceed 6% of the gross sales price) in connection with the sale of Employee's family residence in Greenville, South Carolina.

         "Term" shall mean the period commencing on the Effective Date and ending at the close of business on the business day immediately preceding the second annual anniversary of the Effective Date.

3. Compensation and Benefits

         For so long as Employee shall be employed by the Company, Employee shall receive the compensation and benefits set forth in this Section 3.

         (a) Salary. The Company shall pay Employee a base salary at an annual rate of $165,000 for the first year following the Effective Date and $181,500 thereafter. The Board may, but shall not be obligated to, increase Employee's base salary from time to time. The base salary shall be payable in installments in the same manner and at the same times the Company pays base salaries to other executive officers of the Company, but in no event less frequently than equal monthly installments.

         (b) Bonus. If the Effective Date occurs, within 10 days following the date Employee commences services as Chief Executive Officer at the Company's offices, the Company shall pay to Employee a bonus of $25,000. In addition, Employee shall be entitled to a bonus of 10% of the pre-tax earnings of the Company in excess of the Base Amount for each of years ended March 31, 1999 and 2000, up to a maximum of $33,000 for the year ended March 31, 1999 and $36,000 for the year ended March 31, 2000; provided, however, that Employee shall not be entitled to such bonus for such year if his employment shall have been terminated by the Company For Cause during such year or he shall have terminated his employment in breach of this Agreement during such year, and provided, further, however, that if his employment terminates during such year for any other reason, the bonus shall be prorated based on the number of days during such year that Employee shall have been employed by the Company. The bonus for any year shall be payable within 10 days following the receipt to the independent auditor's report on the Company's financial statements for such year. The "Base Amount" shall be (i) $3,000,000 for the year ended March 31, 1999 and (ii) for the year ended March 31, 2000, the greater of $5,000,000 or 150% of pre-tax earnings of the Company for the year ended March 31, 1999.

         (c) Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable out-of-pocket costs and expenses which Employee incurs in connection with the performance of Employee's duties and obligations under this Agreement in a manner consistent with the Company's practices and policies therefor.

         (d) Employee Benefit Plans. Employee shall be entitled to participate in any pension, savings and group term life, medical, dental, disability, and other group benefit plans which the Company makes available to its employees generally. If the Company does not maintain long-term disability insurance for Employee, the Company will pay on behalf of Employee up to $2,000 per year for the purchase of a long-term disability insurance policy for Employee.

         (e) Vacation. Employee shall be entitled to four weeks paid vacation, which shall accrue in accordance with, and be subject to limitations under, the Employee Handbook.

         (f) Golf Country Club Membership. The Company shall pay on behalf of Employee (i) up to $25,000 towards the initiation fee for a corporate membership in a golf country club within the vicinity of the Company's executive offices, selected by Employee and approved by the Company (which approval shall not be unreasonably withheld); and (ii) up to $250 of the monthly dues of such golf country club. If the corporate membership is an equity membership, Employee shall reimburse the Company for the initiation fee paid by the Company for such membership no later than the earlier to occur of: (i) two years from termination of employment (30 days if Employee's employment is terminated by Employee prior to the end of the Term or by the Company For Cause) and (ii) the sale of such membership by Employee.

         (g) Automobile. Employee shall be entitled to an automobile allowance of $1,000 per month, payable in a manner consistent with the Company's practices and policies therefor.

         (h) Relocation Expenses. Upon submission of appropriate bills, invoices and other documentation as may reasonably be requested by the Company, the Company shall pay all Relocation Expenses incurred by Employee within 30 days of written request for payment of such Expenses; provided, however, that at the time of such request, Employee's employment shall not have been terminated by
(i) Employee or (ii) the Company For Cause.

         (i) Options. Effective as of the Effective Date, Employee shall receive an option under the Company's 1998 Stock Option Plan to purchase up to 300,000 shares of Common Stock (such number, and the number set forth below, to be adjusted for any stock splits, dividends or reverse stock splits effected after the date hereof and on or prior to the Effective Date), on the following terms:
(i) the exercise price shall be the initial public offering price of the Common Stock in the IPO; (ii) the option shall vest on the first annual anniversary of the Effective Date (with accelerated vesting in the event of a sale of the Company or termination of employment by the Company pursuant to Section 4(e) of this Agreement); and (iii) the option shall terminate on the earlier to occur of: (A) the fifth annual anniversary of the Effective Date and 90 days following termination of Employee's employment (or the date of termination of employment if termination is by the Company For Cause or one year following termination of employment if termination is by reason of death or Disability); and (B) a sale of the Company. The option shall be evidenced by an agreement in the standard form in effect as of the Effective Date, as approved by the Board of Directors in connection with the Plan.

         (j) Disability. In the event of any Disability, if Employee shall receive payments as a result of such Disability under any disability plan maintained by the Company or from any government agency, the Company shall be entitled to deduct the amount of such payments received from base salary payable to Employee during the period of such Disability.

         (k) Withholding. The Company may deduct from any compensation payable to Employee (including payments made pursuant to Section 5 of this Agreement in connection with or following termination of employment) amounts it believes are required to be withheld under federal and state law, including applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

4. Term of Employment

         Employee's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

         (a) upon the date set forth in a written notice of termination from Employee to the Company (which date shall be after the Term and at least 30 days after the delivery of that notice); provided, however, that in the event Employee delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to Employee (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(a), and not a termination pursuant to Section 4(d) or 4(e) hereof);

         (b) upon the death of Employee;

         (c) upon delivery to Employee of written notice of termination by the Company if Employee shall suffer a Disability;

         (d) upon delivery to Employee of written notice of termination by the Company For Cause;

         (e) upon delivery to Employee of written notice of termination by the Company without cause; or

         (f) upon the date set forth in a written notice of termination from Employee to the Company delivered no later than 10 days following the occurrence of a Change of Control of the Company, which date shall be after the Change of Control and at least 30 days after delivery of that notice; provided, however, that in the event Employee delivers such notice to the Company, the Company shall have the right to accelerate such termination by written notice thereof to Employee (and such termination by the Company shall be deemed to be a termination of employment pursuant to this Section 4(f), and not a termination pursuant to Section 4(d) or 4(e) hereof).

5. Severance Compensation

         (a) If Employee's employment is terminated pursuant to Section 4(e) (by the Company without cause) prior to the end of the Term, the Company shall: (i) continue to pay to Employee the salary which Employee would have earned through the end of the Term as if Employee's employment had not terminated; (ii) shall pay for Employee's (and his immediate family's) participation in group medical, life, dental, disability and similar plans through the end of the Term, to the extent permitted by the plan; and (iii) pay to Employee any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment.

         (b) If Employee's employment is terminated by Employee pursuant to
Section 4(f) prior to the end of the Term, the Company shall: (i) within five days following termination, pay to Employee an amount equal to the amount of salary which Employee would have earned from the date of termination through the end of the Term had Employee's employment not terminated (which payment shall be a lump sum without discount); (ii) pay for Employee's (and his immediate family's) participation in group medical, life, dental, disability and similar plans through the end of the Term, to the extent permitted by the plan; and
(iii) pay to Employee any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment.

         (c) If Employee's employment is terminated for any reason other than by the Company without cause prior to the end of the Term or by Employee pursuant to Section 4(f), the Company shall pay to Employee (or Employee's estate or beneficiary, as the case may be): (i) any unpaid base salary through the date of termination of employment, and (ii) any unpaid bonus or incentive compensation which has been earned by Employee at the time of termination of employment. All rights and benefits which Employer or his estate may have under employee benefit plans in which Employee shall be participating at the date of termination of employment shall be determined in accordance with such plans.

         (d) If Employee's employment is terminated by the Company pursuant to
Section 4(d) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Employee any loss or damage which the Company shall suffer as a result of the acts or omissions of Employee giving rise to termination under Section 4(d).

         (e) Employee acknowledges that the Company has the right to terminate Employee's employment without cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Employee. Accordingly, in the event of such termination, Employee shall be entitled only to those benefits specifically provided in this Section 5, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

         (f) Employee acknowledges that in the event of termination of Employee's employment for any reason, neither Employee (nor Employee's estate, heirs, beneficiaries or others claiming through Employee) shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Employee shall not be entitled to any benefits under any such plan or policy.

6. Covenant Not To Solicit

          Employee acknowledges and agrees that: (i) due to Employee's previous experience in the industry in which the Company operates, being employed by the Company will allow Employee to acquire valuable knowledge not otherwise available to the public regarding the nature, requirements and character of, and the design, manufacturing, processes and methods of pricing used in, the Company Group's business and regarding the names and requirements of, and the Company's course of dealing with, the Company Group's customers; (ii) as a result of employment with the Company, Employee will be brought in personal contact with the Company Group's customers and as a result Employee will establish business goodwill, which is a valuable asset of the Company; (iii) having this knowledge of the Company Group's business and its customers and this acquaintance with the Company Group's customers places Employee in an unfair competitive position as to the Company Group if Employee engages in a competing business in his own behalf or for another; (iv) the Company Group is engaged in the sale and distribution of golf equipment, golf apparel and related products to customers; and (v) the provisions of this Section 6 are reasonable as to time, scope and territory and in all other respects, and such provisions are reasonably necessary to secure the protection of the business or goodwill of the Company and do not prevent Employee from supporting himself and his dependents upon termination of his employment with the Company. Accordingly, Employee covenants and agrees that while in the Company's employ and for a period expiring one year after the termination for any reason of Employee's employment with the Company:

         (a) Employee will not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business in any state or territory in which the Company Group sells or markets its products at the time of the termination of Employee's employment, which business is engaged principally in the direct marketing of any golf equipment, golf apparel or related products of the general type sold and distributed by the Company Group at the time of termination of Employee's employment (and the Company agrees that employment with Gary Player Group shall not be a violation of this section);

         (b) Employee will not, directly or indirectly, influence or attempt to influence any customer of the Company Group to reduce or discontinue its purchases of any products from the Company Group or to divert such purchases to any Person other than the Company Group.

         (c) Employee will not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company Group and any of its respective suppliers, principals, distributors, lessors or licensors; and

         (d) Employee will not, directly or indirectly, solicit any employee of the Company Group to work for any Person.

         For purposes of this Section 6, "competition with the Company Group" shall mean direct competition for customers who are purchasers or users of golf equipment, apparel, or related products of the type sold and distributed by the Company Group.

7. Confidentiality.

         Employee agrees not to disclose or use at any time (whether during or after Employee's employment with the Company) for Employee's own benefit or purposes or the benefit or purposes of any other Person any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally, provided that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Employee's breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8. Loan

         If Employee shall be unable to sell his principal place of residence (the "Old Residence") in Greenville, South Carolina, by October 21, 1998, and provided that Employee shall then be employed by the Company, the Company will pay the interest accruing after such date on a loan obtained by Employee to purchase a new principal residence within 100 miles of the Company's principal executive offices in Santa Maria, California, subject to the following: (a) the Company will only pay the interest up to 10% per annum; (b) the principal amount of the loan on which the Company pays interest may not exceed $400,000; (c) Employee must actively market the Old Residence and must accept an offer from a qualified purchaser which is substantially on market terms and conditions; and
(d) the Company will pay the interest until the earliest to occur of: (i) termination of Employee's employment; (ii) sale of the Old Residence; and (iii) the last day of the Term.

9. Miscellaneous

         (a) Notices. All notices, requests, demands and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

                           If to the Company, to:

                           Golf One Industries, Inc.
                           2811 Airpark Drive
                           Santa Maria, CA 93455
                           Attn: Board of Directors

                           If to Employee, to:

                           Employee's address as set forth on the books and records of the Company

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

         (b) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No represen tations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

         (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         (d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

         (e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (g) Attorneys' Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The prevailing party is the party who is entitled to recover its costs in the action or proceeding. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

10. Effective Date

         This Agreement shall become effective upon the closing of the Company's initial public offering pursuant to a registration statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Effective Date"). This Agreement shall terminate without becoming effective: (i) by written notice from the Company to Employee, or by Employee to the Company, given prior to the effectiveness of the registration statement in connection with IPO if the IPO shall not be completed by August 31, 1998; (ii) if Employee shall die or suffer a Disability prior to the Effective Date; or (iii) by written notice from the Company if Employee shall take or omit any action which, if Employee was then employed by the Company, would be the basis for termination of employment by the Company For Cause.

         In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                                           Golf One Industries, Inc.


                                           By: /s/ Alfonso J. Cervantes
                                               ----------------------------
                                                   Alfonso J. Cervantes,
                                                   President

                                               /s/ Joseph J. White
                                           --------------------------------
                                                   Joseph J. White